                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC (FN 1)

   (Last)    (First)    (Middle)

   c/o Chase Capital Partners
   380 Madison Avenue -- 12th Floor
   (Street)

   New York, New York  10017
   (City)    (State)   (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Patina Oil & Gas Corporation ("POG")

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4. Statement for Month/Year

   December 1999

5. If Amendment, Date of Original (Month/Year)

   1/10/00

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)

   / / Form filed by One Reporting Person
   /X/ Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                          4. Securities Acquired (A)        Bene-     6. Ownership
                               2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                                  action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                                  Date        Code        -----------------------------     at End       (D) or         Indirect
                                  (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security              Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------

Common Stock                   3/15/99       A               728         A     3.4379       85,481         D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock                   6/15/99       A               396         A     6.3125       85,877         D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock                   9/15/99       A               290         A      8.625       86,167         D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock                   12/15/99      A               315         A     7.9375       86,482         D
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------



                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)     Code     V        (A)           (D)       able        Date
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------

Convertible Preferred                        2.6316                  P             104,888                      Immed.
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------
Non-Qualified Stock Option                   2.9375     2/18/99      A               5,000                      Immed.
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------
Non-Qualified Stock Option                   5.1250     5/27/99      A               5,000                      Immed.
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------

                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      Form of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
1. Title of Derivative                  Title              Number of      Security       Month           (I)             Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------

Convertible Preferred        Common Stock                   276,023      PIK (FN 2)     1,779,796          D
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------
Non-Qualified Stock Option   Common Stock                     5,000          (FN 3)        15,000          I            (FN 3)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------
Non-Qualified Stock Option   Common Stock                     5,000          (FN 3)        20,000          I            (FN 3)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------


Explanation of Response:

(1) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by (i) Chase Venture Capital Associates, LLC ("CVCA, LLC"), and (ii) Christopher Behrens, a general partner of Chase Capital Partners ("CCP"), which is the managing member of CVCA, LLC. Pursuant to an internal reorganization effective as of January 1, 2000, (i) CVCA, LLC became the successor to Chase Venture Capital Associates, LP ("CVCA, LP") (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of CCP, became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Dividends on Convertible Preferred Stock were payable in kind through October 21, 1999.

(3) Stock option grant for non-employee directors issued pursuant to the 1996 Patina Non-Employee Stock Option Plan. Exercisable as follows: 30% on first anniversary date of transaction, 30% on second anniversary date of transaction, and 40% on third anniversary. Christopher Behrens, a general partner of CCP, is obligated to exercise each of the options upon the request of CVCA and to transfer all shares received upon such exercise to CVCA.



                 Chase Venture Capital Associates, LLC

                 By: Chase Capital Partners, as Manager

                 By:
                    -----------------------------------

                 Title:                     of Chase Capital Partners  2/23/2000
                       ---------------------                           ---------
                                                                         Date

-----------------------------------------------------------------------------------------------------------------------------------


   Name and Address of Reporting      Designated    Statement  Issuer     Title     Amount of   Ownership   Nature of      Disclaims
              Person                  Reporter1     for         Name,      of     Securities      Form:     Indirect       Pecuniary
                                                    month/year Ticker    Security Beneficially   Direct     Beneficial     Interest
                                                                 or                  Owned       (D) or     Ownership
                                                               Trading                          Indirect
                                                               Symbol                             (I)
-----------------------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar                  Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
Rua Verbo Divino, 1400             Associates, LLC              ("POG")
Sao Paulo, Brazil, SP 04719-002
-----------------------------------------------------------------------------------------------------------------------------------
John R. Baron                       Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens             Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
David S. Britts                     Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
50 California Street               Associates, LLC              ("POG")
San Francisco, CA  94111
-----------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                    Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                       Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                      Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
125 London Wall                    Associates, LLC              ("POG")
London EC2Y 5AJ, United Kingdom
-----------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor                  Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Bob Ruggiero                        Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                      Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian                 Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital                      Capital         1999    Oil & Gas   Stock                           Note 2 below
Partners                           Associates, LLC              ("POG")
50 California Street, Suite 2940
San Francisco, CA 94111
-----------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                      Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
125 London Wall                    Associates, LLC              ("POG")
London EC2Y 5AJ, United Kingdom
-----------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan                    Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                    Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    Yes
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                    Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
CCP European Principals, LLC        Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC                 Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation           Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 2 below
380 Madison Avenue 12th Floor      Associates, LLC              ("POG")
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Corporation     Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
270 Park Avenue                        Capital         1999    Oil & Gas   Stock                           Note
35th Floor                         Associates, LLC              ("POG")                                    3 below
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners              Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
380 Madison Avenue 12th Floor          Capital         1999    Oil & Gas   Stock                           Note 4 below
New York, NY 10017                 Associates, LLC              ("POG")
-----------------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC               Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 5 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating, LLC          Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 6 below
380 Madison Avenue                 Associates, LLC              ("POG")
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene                    Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Flatiron Partners                  Capital         1999    Oil & Gas   Stock                           Note 7 below
257 Park Avenue South              Associates, LLC              ("POG")
New York, NY
-----------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand                   Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 8 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                     Chase Venture   December,  Patina     Common      86,482        I      See Explanatory    No
c/o Chase Capital Partners             Capital         1999    Oil & Gas   Stock                           Note 9 below
380 Madison Avenue                 Associates, LLC              ("POG")
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.